Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

October 1, 2025

Enanta Pharmaceuticals, Inc.

500 Arsenal Street

Watertown, MA 02472

Re:	Registration Statement on Form S-3

We have acted as counsel to Enanta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of up to 7,475,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including up to 975,000 shares of Common Stock purchasable by the underwriters upon exercise of an over-allotment option granted to the underwriters by the Company, pursuant to the Registration Statement on Form S-3 (File No. 333-275723) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated February 8, 2024 included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the Shares dated September 30, 2025 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

We are familiar with the proceedings of the Board of Directors of the Company on September 25, 2025 and its Pricing Committee on September 30, 2025 in connection with the authorization, issuance and sale of the Shares. We have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We express no opinion as to any law other than the General Corporation Law of the State of Delaware.

Enanta Pharmaceuticals, Inc.

October 1, 2025

On the basis of the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as described in the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Stacie S. Aarestad
a Partner